    Exhibit 99.1

NovaDel Signs Exclusive License and Distribution Agreement with
Hi-Tech Pharmacal Co, Inc.’s Subsidiary
to Commercialize and Manufacture ZolpiMist™ in the US and Canada

Flemington, NJ – November 16, 2009

NovaDel Pharma Inc. (NYSE AMEX: NVD) today announced its entry into an exclusive license and distribution agreement with ECR Pharmaceuticals Company, Inc., a wholly owned subsidiary of Hi-Tech Pharmacal Co., Inc. to commercialize and manufacture ZolpiMist™ in the United States and Canada.  ZolpiMist™ is our oral spray formulation of zolpidem tartrate approved by the FDA in December of 2008.

Under the terms of the agreement, ECR will pay NovaDel $3 million upon the execution of the agreement. ECR will assume responsibility for manufacturing and marketing the product in the United States and Canada. In addition, ECR will pay royalties of up to 15% on net sales of ZolpiMist™ as well as an additional milestone payment if sales reach a specified level.

Steven B. Ratoff, Chairman and Interim CEO said, “This is an important milestone for our company as it recognizes the opportunity of the use of our NovaMist™ oral spray technology in what we believe to be an important and sizable clinical application.  We believe that Hi-Tech has the ability to build a solid position for ZolpiMist™ in the market for prescription sleep aids.”

Mr. Ratoff continued, “This agreement, in addition to the recently announced license of NitroMist™, will allow us to initiate further development of our product pipeline utilizing our patented NovaMist™ oral spray technology.”

About NovaDel Pharma
NovaDel Pharma Inc. is a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed drugs. The Company’s proprietary technology offers, in comparison to conventional oral dosage forms, the potential for faster absorption of drugs into the bloodstream leading to quicker onset of therapeutic effects and possibly reduced first pass liver metabolism, which may result in lower doses. Oral sprays eliminate the requirement for water or the need to swallow, potentially improving patient convenience and adherence.

NovaDel’s oral spray technology is focused on addressing unmet medical needs for a broad array of existing and future pharmaceutical products. The Company’s most advanced oral spray candidates target angina, nausea, insomnia, migraine headaches and disorders of the central nervous system. NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (NYSE AMEX: NVD), visit our website at www.novadel.com.

About Hi-Tech Pharmacal

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products.  Hi-Tech’s Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace. Hi-Tech’s ECR Pharmaceuticals subsidiary markets branded prescription products.

www.hitechpharm.com

Forward-looking Statements:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the ability of third parties to commercialize the Company’s products, the successful completion of its pilot pharmacokinetic feasibility studies, the Company’s ability to develop product candidates (independently and through collaborative arrangements), the Company’s ability to obtain additional required financing to fund its research programs, the ability to commercialize and obtain FDA and other regulatory approvals for products under development, and the acceptance in the marketplace for oral spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. In addition, our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any of our products could materially impact the Company's actual results. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report on Form 10-K and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For more detailed information regarding NovaDel’s 2009 financial results and its product pipeline, please review the Company’s SEC filings on Form 10-Q at the Investor Relations section of www.novadel.com.

Contacts:

Steven B. Ratoff
(908) 782-3431 ext. 2650
Chairman and Interim Chief Executive Officer
NovaDel Pharma Inc.
sratoff@novadel.com